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[EOT GRAPHIC]                                                    [SONUS GRAPHIC]
                                                      Sonus Communication, Inc.
                                 EXHIBIT (a) 10

This Agreement, entered into this 18th day of August 2000 between Sonus Communication Holding, Inc. having its principal offices at 55 John Street, 2nd Floor, New York, NY 10038 ("Sonus"), and L. Flomenhaft & Co. having it principal offices at 225 West 34th Street, Suite 2008, New York, NY 10122 ("Flomenhaft") shall formalize the arrangement between Sonus and Flomenhaft as to certain merger and acquisition activities.

For a period of one year, commencing on the next full month following execution of this Agreement by both parties, Flomenhaft shall provide merger and acquisition consulting services for Sonus by performing the following functions:

        1. Identifying appropriate candidates for Sonus to acquire or merge with among the universe of competitive telecommunications companies in North America; and

        2.      Providing appropriate research as to such candidates; and

        3. Analyzing proposals for the acquisition of, or merger of Sonus into, a third-party; and

        4. Reporting the results of these efforts to Sonus' Board of Directors via Sonus' President, and, if requested to do so, directly to Sonus' Board of Directors; and

        5. Other, related and ancillary functions as may be appropriate to accomplish these enumerated functions.

In consideration of the performance of these services, Sonus shall pay Flomenhaft the sum of $115,000 by tendering 1/12 of the total sum ($9,583.33) on the first day of each month during which this Agreement is in effect.

The Parties agree that this Agreement does not contemplate any fees for undertaking such a merger or acquisition, which fees shall be mutually agreed to by both parties prior to completion of such a merger or acquisition.

The Parties further agree that Sonus shall reimburse Flomenhaft for reasonable out-of-pocket expenses associated with Flomenhaft's fulfilling its responsibilities under this Agreement. Flomenhaft has Sonus' prior written permission for such travel. If Sonus shall fail to perform its obligations according to the terms of this Agreement, then Sonus shall pay to Flomenhaft, as liquidated damages, the then-unpaid balance of $115,000.

This Agreement shall be construed under the laws of the State of New York except for its laws as to choice of laws.

In witness whereof, we have this date set our signatures below:
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For Sonus: John Friedman, President       For Flomenhaft Leonard Flomenhaft, Principal, President

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                                                                        55 JOHN STREET 2ND FLOOR
                                                                             NEW YORK, NY  10038
                                                                                    212.285.4300
                                                                                    212.285.2262
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